Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of AT&T Inc. (AT&T) for the registration of AT&T common shares and to the incorporation by reference therein of our report dated February 24, 2006, with respect to the consolidated financial statements of Cingular Wireless LLC included in each of AT&T’s and BellSouth’s Annual Reports (Form 10-Ks) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
March 27, 2006